Exhibit 10.39

April 9, 2024

Dear Holly,

I am delighted to invite you to join the Pet Care Center leadership team and am pleased to extend an offer to you to become the Chief Human Resources Officer, reporting directly to the Chief Executive Officer ("CEO"). This restated offer letter supersedes, in its entirety, your offer letter dated January 17, 2024. Your official first day in your new role will be February 4, 2024. Please take a moment to review notable details of your offer below:

Base Salary - Your annual base salary will be $625,000 per year, prorated and paid on a bi-weekly basis.

Annual Incentive - You will be eligible for an incentive opportunity with a target of 80% of your annual base earnings, prorated from your start date in your new role to the end of the fiscal year. Incentive payments are awarded based on company and individual performance assessed during the annual review cycle. You must be employed at Petco at the time the incentive is paid. The Company reserves the right to modify or terminate the incentive plan at its sole discretion.

One-Time Bonus Payment - You will receive a one-time cash bonus of $1,000,000. The payment will be taxed according to IRS guidelines and paid within your first 90 days of continuous employment. You agree to repay Petco up to 100% of the sign-on bonus if you voluntarily terminate or your employment is terminated for cause by Petco within two years of your start date. A Sign-on Bonus Repayment Agreement will provide further details regarding this payment.

Long Term Incentive – You will be eligible to receive an annual equity award under the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (the "Equity Plan") with an expected first year target award value equal to $1,100,000, to be calculated immediately prior to such grant. It is expected that the next annual award will occur in April 2024 and any award under the Equity Plan will be subject to the terms of the Equity Plan and your award agreement. It is expected that your grant will vest over a three-year period following the date of grant. Equity award eligibility, amounts, and terms are subject to approval by the Board. The amount of the award may vary from year-to-year based on internal and external factors as determined by the Board.

In your first year, you will be eligible to receive a special, one-time Restricted Stock Unit (“RSU”) award under the Equity Plan with an expected target award value equal to $2,500,000, to be calculated immediately prior to such grant. It is expected that your special, one-time RSU award will be granted in conjunction with the company’s annual long-term incentive awards and any award under the Equity Plan will be subject to the terms of the Equity Plan and your award agreement. It is expected that your grant will vest over a four-year period following the date of grant with annual vesting equal to 10% of the award in year 1, 20% of the award in year 2, 30% of the award in year 3, and 40% of the award in year 4. Equity award eligibility, amounts, and terms are subject to approval by the Board.

Housing Assistance - In lieu of relocating your primary residence to San Diego, Petco will provide you with monthly housing assistance payments of the net amount of $7,700 per month. If you are terminated without Cause, as defined below, Petco will continue such payments until the end of the lease term, provided the remaining lease term is no longer than one year.

Travel Reimbursement – Petco will provide travel reimbursement for three, week-long trips to Boston associated with your Harvard Medical School academic/development program. The three trips are estimated to take place between October 2024 and June 2025.

Exhibit 10.39

Executive Severance Plan - Following your hire, you will be eligible for severance benefits under the Petco Health and Wellness Company, Inc. Executive Severance Plan (the “Severance Plan”). Refer to the Petco Health and Wellness Company, Inc. Executive Severance Plan document for the benefits as a tier I participant.

Financial and Tax Preparation Services - Following your hire, you will be eligible for financial planning and tax preparation services through AYCO Financial Services, a Goldman Sachs Company. This service is paid for by the Company and treated as income to you for tax purposes. Such benefits are subject to the applicable plan documents, and as may be amended or terminated by Petco from time to time.

Executive Physical - Following your hire, you will be eligible to receive an annual comprehensive wellness exam provided through the Scripps Center for Executive Health. This service is paid for by the Company and treated as income to you for tax purposes. Such benefits are subject to the applicable plan documents, and as may be amended or terminated by Petco from time to time.

Final offer terms are subject to formal approval by Petco’s Board. Petco is an "at will" employer and as such, employment with Petco is not for a fixed term or definite period and may be terminated at the will of either party, with or without cause, and without prior notice. No supervisor or other representative of the Company (except the Chief Executive Officer) has the authority to enter into any agreement for employment for any specified period of time, or to make any agreement contrary to the above. Except as set forth herein, all other terms and condition of your employment remain in effect.

We look forward to having you on the Petco leadership team and to the contributions you'll make to our overall success.

Sincerely, Signed,

/s/ Mike Mohan /s/ Holly May

Mike Mohan Holly May

Date: 4/15/24 Date: 4/15/24